News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Second Quarter 2020 Results; Updates Fiscal Year 2020 Outlook

Second Quarter 2020 Highlights

•	Net sales increased 12% to $1,019 million
•	Income from operations increased 11% to $194 million
•	Net income increased 18% to $140 million
•	EBITDA including unconsolidated joint ventures(1) increased 17% to $261 million
•	Diluted EPS increased 28% to $0.95 from $0.74
•	Adjusted Diluted EPS (1) increased 19% to $0.95 from $0.80

Updated FY 2020 Outlook

•	Net sales expected to increase at the high end of the Company’s estimate of mid-single digit growth
•	Adjusted EBITDA including unconsolidated joint ventures(1) expected to be $965 million-$985 million, up from the previous estimate of $950 million-$970 million

Capital Deployment Highlights

•	Increased quarterly dividend by 15% to $0.23 per share, payable on February 28, 2020
•	Returned $72 million of cash to shareholders in the first half of fiscal 2020
•	Invested $17 million of cash in the quarter for a 50% interest in an Argentinian frozen potato processing joint venture

EAGLE, ID (January 3, 2020) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal second quarter 2020 results.

“In the second quarter, we delivered strong sales, volume and earnings growth across each of our core business segments by continuing to execute well across the organization,” said Tom Werner, President and CEO. “We’re generating strong cash flow, and we’re investing that cash back into the business to support customer growth, improve manufacturing operations and systems, and bolster our presence in key markets such as Australia and South America. We’re also returning more cash to shareholders, including recently raising our quarterly dividend by 15 percent.”

“Because of our strong performance in the first half of fiscal 2020, we have raised our annual outlook for sales growth and EBITDA. We anticipate delivering solid results in the second half of the year, supported by continued favorable restaurant traffic trends. While overall raw potato supply in North America and Europe is tight due to relatively poor weather late in the growing season and during the harvest, we expect to have enough raw potatoes to support our volume growth targets for the year. We’ll continue to evaluate opportunities to improve price and mix in each of our business segments. Over the long term, we remain committed to executing on our strategies, driving growth and creating value for all our stakeholders.”

Summary of Second Quarter FY 2020 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q2 2020	Growth Rates	YTD 2020	Growth Rates
Net sales	$1,019.2	12%	$2,008.2	10%
Income from operations	$193.5	11%	$363.5	11%
Net income attributable to Lamb Weston	$140.4	18%	$256.1	13%
EBITDA including unconsolidated joint ventures(1)	$260.9	17%	$493.8	13%
Diluted EPS	$0.95	28%	$1.74	18%
Adjusted Diluted EPS(1)	$0.95	19%	$1.74	14%

Q2 2020 Commentary

Net sales increased $107.8 million to $1,019.2 million, up 12 percent versus the year-ago period. Volume increased 10 percent, primarily driven by growth in the Company’s Global and Foodservice segments, and includes an approximate 1.5 percentage point benefit from acquisitions, as well as an approximate 1 percentage point benefit from additional shipping days related to the timing of the Thanksgiving holiday. Price/mix increased 2 percent due to pricing actions and favorable mix.

Income from operations rose 11 percent to $193.5 million versus the year-ago period, driven by higher sales and gross profit. Gross profit increased $36.1 million due to volume growth, favorable price/mix and lower transportation costs, which more than offset input cost inflation; higher manufacturing costs due to inefficiencies, which were primarily driven by higher maintenance and related costs; and higher depreciation expense primarily associated with the Company’s french fry production line in Hermiston, Oregon, which started operating towards the end of the fourth quarter of fiscal 2019. In addition, gross profit included a $3.9 million gain related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current quarter, compared with a $1.7 million loss related to these items in the prior year quarter.

The increase in gross profit in the current quarter was partially offset by a $16.6 million increase in selling, general and administrative expenses (“SG&A”). The increase was largely driven by an approximate $6 million increase in incentive compensation expense accruals based primarily on the Company’s operating performance, as well as investments in the Company’s sales, marketing, operating and systems capabilities, which included more than $2 million of expense associated with designing and implementing a new enterprise resource planning (“ERP”) system. These increases were partially offset by an approximate $2 million reduction in foreign exchange losses. The prior year period also included an approximate $4 million insurance settlement benefit.

Net income attributable to Lamb Weston increased $21.4 million, or 18 percent, to $140.4 million, primarily reflecting growth in income from operations and higher equity method earnings, as well as an approximate $5 million benefit from acquiring the remaining 50.01% equity interest in the Company’s joint venture, Lamb Weston BSW, LLC (“Lamb Weston BSW”) in November 2018 (the “BSW Acquisition”).

EBITDA including unconsolidated joint ventures(1) increased $38.1 million to $260.9 million, up 17 percent versus the prior year period, primarily due to growth in income from operations, an approximate $6 million incremental benefit from the BSW Acquisition, and higher equity method investment earnings.

Diluted EPS increased $0.21, or 28 percent, to $0.95. The increase largely reflects growth in income from operations and higher equity method investment earnings, as well as an approximate $0.04 benefit from the BSW Acquisition, and a $0.06 charge related to the BSW Acquisition in the prior year period.

Adjusted Diluted EPS(1) increased $0.15, or 19 percent, to $0.95. The increase in Adjusted Diluted EPS reflects growth in income from operations, an approximate $0.04 benefit from the BSW Acquisition, and higher equity method investment earnings.

The Company’s effective tax rate(2) in the second quarter of fiscal 2020 was approximately 23.3 percent, versus 21.5 percent in the prior year period. The effective tax rate varies from the U.S. statutory tax rate of 21% principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Cash Flow

Through the first half of fiscal 2020, net cash from operating activities increased $28.5 million to $345.3 million, primarily driven by earnings growth.  Capital expenditures, including for information technology items, were $107.4 million in fiscal 2020, down $63.0 million versus the prior year period due to investments for the construction of a new production line in Hermiston, Oregon, which was completed in the fourth quarter of fiscal 2019.

Capital Returned to Shareholders

In the first half of fiscal 2020, the Company returned a total of $71.9 million to shareholders, including $58.5 million in dividends and $13.4 million in share repurchases. The average price per share repurchased was $72.61. The Company has approximately $205 million remaining under its current $250 million share repurchase authorization.

Q2 2020 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q2 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$539.6	15%	1%	14%
Segment product contribution margin(3)	$128.9	15%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased $69.6 million to $539.6 million,  up 15 percent compared to the prior year period. Volume increased 14 percent, driven by growth in sales, including the benefit of limited time product offerings, to strategic customers in the U.S. and key international markets, as well as an approximate 3 percentage point benefit from acquisitions.  Approximately 1 percentage point of the volume increase reflected the benefit of additional shipping days related to the timing of the Thanksgiving holiday. Price/mix increased 1 percent, largely reflecting pricing adjustments associated with multi-year contracts.

Global segment product contribution margin increased $16.5 million to $128.9 million, up 15 percent compared to the prior year period. Favorable volume growth, higher price/mix and lower transportation costs drove the increase, more than offsetting input cost inflation, higher manufacturing costs due to inefficiencies, and higher depreciation expense primarily associated with the new Hermiston production line.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q2 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$304.9	9%	4%	5%
Segment product contribution margin(3)	$111.3	14%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased $25.2 million to $304.9 million, up 9 percent compared to the prior year period. Volume increased 5 percent, led by growth in distributor private label and Lamb Weston branded products. Approximately half of the volume increase reflected the benefit of additional shipping days related to the timing of the Thanksgiving holiday. Price/mix increased 4 percent, primarily reflecting pricing actions initiated during the quarter, and improved mix.

Foodservice segment product contribution margin increased $13.9 million to $111.3 million, up 14 percent compared to the prior year period, as favorable price/mix, volume growth and lower transportation costs more than offset input cost inflation, higher manufacturing costs due to inefficiencies, and higher depreciation expense primarily associated with the new Hermiston production line.

Retail

Retail Segment Summary

		Year-Over-Year
	Q2 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$132.1	7%	3%	4%
Segment product contribution margin(3)	$28.5	10%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $8.2 million to $132.1 million, up 7 percent compared to the prior year period. Volume increased 4 percent, driven by increased sales of Grown in Idaho and other branded products as well as private label products. Approximately 2 percentage points of the volume increase reflected the benefit of additional shipping days related to the timing of the Thanksgiving holiday. Price/mix increased 3 percent, driven by favorable mix and pricing actions.

Retail segment product contribution margin increased $2.6 million to $28.5 million, up 10 percent compared to the prior year period, as favorable price/mix, volume growth and lower transportation costs, more than offset input cost inflation, higher manufacturing costs due to inefficiencies, and higher depreciation expense, primarily associated with the new Hermiston production line.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe and the U.S. were $15.0 million and $10.2 million for the second quarter of fiscal 2020 and 2019, respectively. These amounts included a $2.7 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $1.1 million loss related to these items in the prior year quarter. Excluding these adjustments, earnings from equity method investments increased  $6.4 million compared to the prior year period, largely reflecting lower raw potato prices in Europe.

Outlook

The Company provides guidance on its financial outlook on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict the effects of items impacting comparability that are included in reported GAAP results. These items are discussed in more detail in the notes to this press release.

The Company is updating its fiscal 2020 outlook, which includes the contribution of a 53rd week in the fiscal 2020 period, with the additional week falling in the fourth quarter, as follows:

FY 2020 Outlook Summary

Net sales growth rate	High end of Mid-Single Digit Range

Adjusted EBITDA including unconsolidated joint ventures(1)	$965 million to $985 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	Approximately 24%

Cash used for capital expenditures, excluding acquisitions	Approximately $300 million

Depreciation and amortization	Approximately $175 million

As summarized in the table above, for fiscal 2020, the Company expects:

•	Net sales to grow at the high end of the mid-single digit range, largely driven by volume as well as modestly higher price/mix.

•

Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $965 million to $985 million, an increase from the Company’s previous estimate of $950 million to $970 million. The Company expects:

o	Volume-driven gross profit growth, with higher price/mix offsetting input cost inflation;
o

SG&A, excluding advertising and promotional expenses and investments to upgrade the Company’s enterprise resource planning and other information systems infrastructure, to be 8.0 percent to 8.5 percent of net sales.

•	Equity method investment earnings to improve versus fiscal 2019, reflecting the effects of lower raw potato costs in Europe.

•	An effective tax rate of approximately 24 percent versus the Company’s previous estimate of 23 to 24 percent.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, EBITDA including unconsolidated joint ventures, and Adjusted Diluted EPS are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see the table titled “Segment Information” in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its second quarter 2020 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (800) 367-2403, and using the event confirmation code of 6281338. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “expect,” “support,” “grow,” “anticipate,” “improve,” “create,” “deliver,” “execute,” “generate,” “invest,” “raise,” “drive,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the Company’s ability to remediate the material weakness in internal control described in the Company’s Form 10-K; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented EBITDA including unconsolidated joint ventures, Adjusted Net Income Available to Lamb Weston Common Stockholders, and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company also provides guidance on its financial outlook on a non-GAAP basis. The Company cannot predict the effects of certain elements that are included in reported GAAP results, including items such as strategic developments, potentially significant costs associated with acquisitions and integration of acquired businesses, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could be significant to its GAAP measures. As such, prospective quantification of these items is not feasible and a full reconciliation of Adjusted EBITDA including unconsolidated joint ventures to GAAP net income has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 24,	November 25,	November 24,	November 25,
	2019	2018	2019	2018
Net sales	$1,019.2	$911.4	$2,008.2	$1,826.3
Cost of sales	734.1	662.4	1,474.5	1,346.7
Gross profit	285.1	249.0	533.7	479.6
Selling, general and administrative expenses	91.6	75.0	170.2	153.0
Income from operations	193.5	174.0	363.5	326.6
Interest expense, net	25.4	26.2	53.6	53.0
Income before income taxes and equity method earnings	168.1	147.8	309.9	273.6
Income tax expense	42.7	34.0	79.4	68.3
Equity method investment earnings	15.0	10.2	25.6	30.1
Net income	140.4	124.0	256.1	235.4
Less: Income attributable to noncontrolling interests (1)	—	5.0	—	8.6
Net income attributable to Lamb Weston Holdings, Inc.	$140.4	$119.0	$256.1	$226.8
Earnings per share
Basic	$0.96	$0.74	$1.75	$1.47
Diluted	$0.95	$0.74	$1.74	$1.47
Dividends declared per common share	$0.20000	$0.19125	$0.40000	$0.38250

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$140.4	$119.0	$256.1	$226.8
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (1)	—	10.0	—	10.9
Net income available to Lamb Weston common stockholders	$140.4	$109.0	$256.1	$215.9
Diluted weighted average common shares outstanding	147.1	147.4	147.1	147.3
Diluted earnings per share (1)	$0.95	$0.74	$1.74	$1.47

(1)

In November 2018, we entered into an agreement to acquire the remaining 50.01% interest in Lamb Weston BSW, LLC (“Lamb Weston BSW”). Our Consolidated Statements of Earnings includes 100% of Lamb Weston BSW’s earnings beginning November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2019 Form 10-K, for more information.

During the thirteen and twenty-six weeks ended November 25, 2018, net income available to common stockholders and earnings per share included accretion expense, net of estimated tax benefits, of $9.5 million, or $0.06 per share, to increase the redeemable noncontrolling interest to the amount the Company agreed to pay to acquire the remaining 50.01% interest in Lamb Weston BSW. While the accretion, net of estimated tax benefits, reduced net income available to Lamb Weston common stockholders and earnings per share, it did not impact net income in the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	November 24,	May 26,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$23.8	$12.2
Receivables, less allowance for doubtful accounts of $1.3 and $1.3	399.7	340.1
Inventories	636.0	498.3
Prepaid expenses and other current assets	47.8	110.9
Total current assets	1,107.3	961.5
Property, plant and equipment, net (1)	1,552.3	1,597.8
Operating lease assets (1)	162.9	—
Equity method investments	257.9	224.6
Goodwill	307.2	205.9
Intangible assets, net	39.8	37.6
Other assets	39.4	20.7
Total assets	$3,466.8	$3,048.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$9.9	$8.4
Current portion of long-term debt and financing obligations	36.1	38.0
Accounts payable	406.0	289.2
Accrued liabilities (1)	217.4	217.2
Total current liabilities	669.4	552.8
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion (1)	2,203.7	2,280.2
Deferred income taxes	149.5	125.7
Other noncurrent liabilities (1)	243.1	94.0
Total long-term liabilities	2,596.3	2,499.9
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,837,024 and 146,654,827 shares issued	146.8	146.7
Additional distributed capital	(877.0)	(890.3)
Retained earnings (1)	1,021.9	803.6
Accumulated other comprehensive loss	(33.5)	(25.3)
Treasury stock, at cost, 833,820 and 585,794 common shares	(57.1)	(39.3)
Total stockholders' equity (deficit)	201.1	(4.6)
Total liabilities and stockholders’ equity	$3,466.8	$3,048.1

(1)

Effective May 27, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and its related amendments, using the modified retrospective transition method. The Company adopted the guidance by recording the cumulative effect of initially applying the guidance at the date of initial application and the Company did not recast prior periods presented in the Consolidated Financial Statements. The adoption of the new lease standard resulted in the recognition of an operating lease asset of $154.1 million and an operating lease liability of $155.5 million. The adoption also resulted in a cumulative effect transitional adjustment of $26.6 million ($20.5 million, net of tax), to increase retained earnings, as a result of the elimination of a deferred gain related to a sale leaseback and the elimination of $38.7 million of property, plant, and equipment and $65.3 million of lease financing obligations also related to the sale leaseback. The adoption did not have a material impact on the Company’s results of operations or cash flows. See Notes 1 and 6 of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” of the Company’s fiscal 2020 second quarter Form 10-Q for more information.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Twenty-Six Weeks Ended
	November 24,	November 25,
	2019	2018
Cash flows from operating activities
Net income	$256.1	$235.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	91.7	77.2
Stock-settled, stock-based compensation expense	12.6	9.2
Earnings of joint ventures in excess of distributions	(7.6)	(4.5)
Deferred income taxes	17.2	27.9
Other	2.0	6.2
Changes in operating assets and liabilities, net of acquisition:
Receivables	(55.2)	(28.2)
Inventories	(133.4)	(149.4)
Income taxes payable/receivable, net	17.5	3.7
Prepaid expenses and other current assets	46.3	51.0
Accounts payable	126.4	114.8
Accrued liabilities	(28.3)	(26.5)
Net cash provided by operating activities	$345.3	$316.8
Cash flows from investing activities
Acquisition of business, net of cash acquired	(116.7)	—
Additions to property, plant and equipment	(88.1)	(170.4)
Additions to other long-term assets	(19.3)	—
Investment in equity method joint venture	(17.1)	—
Other	1.0	1.7
Net cash used for investing activities	$(240.2)	$(168.7)
Cash flows from financing activities
Proceeds from issuance of debt	299.3	—
Repayments of debt and financing obligations	(318.1)	(20.3)
Dividends paid	(58.5)	(56.0)
Repurchase of common stock and common stock withheld to cover taxes	(17.8)	(4.4)
Proceeds (payments) of short-term borrowings, net	1.4	4.3
Cash distributions paid to noncontrolling interest	—	(6.1)
Other	0.1	1.1
Net cash used for financing activities	$(93.6)	$(81.4)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.7)
Net increase in cash and cash equivalents	11.6	66.0
Cash and cash equivalents, beginning of the period	12.2	55.6
Cash and cash equivalents, end of period	$23.8	$121.6

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	November 24,	November 25,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales
Global	$539.6	$470.0	15%	1%	14%
Foodservice	304.9	279.7	9%	4%	5%
Retail	132.1	123.9	7%	3%	4%
Other	42.6	37.8	13%	(9%)	22%
	$1,019.2	$911.4	12%	2%	10%

Segment product contribution margin (1)
Global	$128.9	$112.4	15%
Foodservice	111.3	97.4	14%
Retail	28.5	25.9	10%
Other	10.4	7.2	44%
	279.1	242.9	15%
Advertising and promotion expenses	6.0	6.1	(2%)
Gross profit	$285.1	$249.0	14%

	Twenty-Six Weeks Ended
			Year-Over-
	November 24,	November 25,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales
Global	$1,057.2	$936.8	13%	1%	12%
Foodservice	610.3	577.5	6%	3%	3%
Retail	261.4	240.1	9%	3%	6%
Other	79.3	71.9	10%	(9%)	19%
	$2,008.2	$1,826.3	10%	2%	8%

Segment product contribution margin (1)
Global	$231.6	$206.9	12%
Foodservice	213.8	199.4	7%
Retail	57.4	48.6	18%
Other	20.1	12.2	65%
	522.9	467.1	12%
Advertising and promotion expenses	10.8	12.5	(14%)
Gross profit	$533.7	$479.6	11%

(1)

Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because the amounts are directly associated with segment performance; it excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions,  except per share amounts)

There were no items impacting comparability during the thirteen and twenty-six weeks ended November 24, 2019.

	Thirteen Weeks Ended November 25, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$174.0	$26.2	$34.0	$10.2	$124.0	$119.0	$109.0	$0.74
Items impacting comparability (1) (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	9.5	0.06
Total items impacting comparability	—	—	—	—	—	—	9.5	0.06
Adjusted (3)	$174.0	$26.2	$34.0	$10.2	$124.0	$119.0	$118.5	$0.80

	Twenty-Six Weeks Ended November 25, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$326.6	$53.0	$68.3	$30.1	$235.4	$226.8	$215.9	$1.47
Items impacting comparability (1) (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	9.5	0.06
Total items impacting comparability	—	—	—	—	—	—	9.5	0.06
Adjusted (3)	$326.6	$53.0	$68.3	$30.1	$235.4	$226.8	$225.4	$1.53

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.
(2)	Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.
(3)

Adjusted net income available to Lamb Weston stockholders and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 24,	November 25,	November 24,	November 25,
	2019	2018	2019	2018
Net income attributable to Lamb Weston Holdings, Inc.	$140.4	$119.0	$256.1	$226.8
Income attributable to noncontrolling interests	—	5.0	—	8.6
Equity method investment earnings	(15.0)	(10.2)	(25.6)	(30.1)
Interest expense, net	25.4	26.2	53.6	53.0
Income tax expense	42.7	34.0	79.4	68.3
Income from operations	193.5	174.0	363.5	326.6
Depreciation and amortization	44.7	37.4	87.8	74.8
EBITDA (1) (2)	238.2	211.4	451.3	401.4

Unconsolidated Joint Ventures (3)
Equity method investment earnings	15.0	10.2	25.6	30.1
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	7.7	7.0	16.9	14.5
Add: EBITDA from unconsolidated joint ventures	22.7	17.2	42.5	44.6

Consolidated Joint Ventures (3)
Income attributable to noncontrolling interests	—	(5.0)	—	(8.6)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	(0.8)	—	(1.7)
Subtract: EBITDA from consolidated joint ventures	—	(5.8)	—	(10.3)

EBITDA including unconsolidated joint ventures (1)	$260.9	$222.8	$493.8	$435.7

(1)

EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	EBITDA includes EBITDA from consolidated joint ventures for the thirteen and twenty-six weeks ended November 25, 2018.

(3)

Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A.,  which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2019 Form 10-K, for more information.